Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Forms S-8 (File Nos. 333-127045, 333-116435 and 333-67508) and on Form S-3 (File Nos. 333-115890, 333-108318, 333-100638, 333-82450 and 333-64710) of Celsion Corporation (the Company ) of our report dated March 2, 2007, relating to the balance sheets of the Company as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ (deficit)/equity and cash flows for the years ended December 31, 2006, 2005 and 2004, and our report dated March 2, 2007, relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, which appear in the Company’s Form 10-K for the year ended December 31, 2006.

/s/ Stegman & Company
Baltimore, Maryland
March 26, 2007